Exhibit 99.1

Hawthorn Bancshares Reports Second Quarter 2026 Results

Jefferson City, MO — July 29, 2026 — Hawthorn Bancshares, Inc. (NASDAQ: HWBK), (the “Company”), the bank holding company for Hawthorn Bank, reported second quarter 2026 net income of $7.3 million, or earnings per diluted share (“EPS”) of $1.06.
Second Quarter 2026 Results
•Net income improved $1.2 million, or 20.1%, to $7.3 million from the second quarter 2025 (the "prior year quarter") and the efficiency ratio improved to 60.66% compared to 62.32% for the prior year quarter
•EPS of $1.06, an improvement of $0.18 per share, or 20%, from the prior year quarter
•Net interest margin, fully taxable equivalent ("FTE") improved in the second quarter 2026 to 4.16% compared to 4.07% for the first quarter 2026 (the "prior quarter”) and 3.89% for the prior year quarter
•Provision for credit losses was $0.2 million higher than the prior quarter
•Return on average assets and equity of 1.63% and 16.39%, respectively
•Loans decreased $37.8 million, or 2.6%, and deposits decreased $30.1 million, or 2.0%, compared to the prior quarter
•Investments increased $25.4 million, or 12.0%, compared to the prior quarter
•Credit quality remained stable with non-performing assets to total loans of 0.53% compared to 0.35% in the prior year quarter
•Remained "well capitalized" with total risk-based capital of 16.40%
•Book value per share was $26.50, an increase of $1.07, or 4.2%, compared to the prior quarter and $3.97, or 17.6%, compared to the prior year quarter

(unaudited)

$000, except per share data

	June 30,	March 31,	June 30,
	2026	2026	2025
Balance sheet information
Total assets	$1,773,040	$1,855,860	$1,877,417
Loans held for investment	1,416,360	1,454,171	1,462,898
Investment securities	236,171	210,808	229,392
Deposits	1,488,189	1,518,316	1,517,986
Total stockholders’ equity	182,794	175,386	156,823

Market and per share data
Book value per share	$26.50	$25.43	$22.53
Market price per share	39.30	33.69	29.14
Diluted earnings per share (QTR)	1.06	0.83	0.88
Financial Results for the Second Quarter 2026
Earnings
Net income for the second quarter 2026 was $7.3 million, an increase of $1.58 million, or 27.6%, from the prior quarter, and an increase of $1.2 million, or 20.1%, from the prior year quarter. EPS improved to $1.06 for the second quarter 2026 compared to $0.83 for the prior quarter and $0.88 for the prior year quarter.

Net Interest Income and Net Interest Margin
Net interest income for the second quarter 2026 was $17.3 million, an increase of $0.2 million from the prior quarter, and an increase of $1.1 million from the prior year quarter.
Interest income increased $0.4 million compared to the prior year quarter, driven primarily by higher rates on earning assets in the current quarter, while interest expense decreased $0.7 million compared to the prior year quarter due to lower costs on deposits. Net interest margin, on an FTE basis, was 4.16% for the current quarter, compared to 4.07% for the prior quarter, and 3.89% for the prior year quarter.
The yield earned on average loans held for investment increased to 6.18%, on an FTE basis, for the second quarter 2026, compared to 6.11% for the prior quarter and 5.98% for the prior year quarter.
The average cost of deposits was 2.13% for the second quarter 2026, compared to 2.15% for the prior quarter and 2.35% for the prior year quarter. Non-interest bearing demand deposits as a percent of total deposits was 28.0% as of June 30, 2026, compared to 28.0% and 27.7% at March 31, 2026 and June 30, 2025, respectively.

Non-interest Income
Total non-interest income for the second quarter 2026 was $5.3 million, an increase of $2.2 million, or 72.1%, from the prior quarter, and an increase of $1.8 million, or 50.6%, from the prior year quarter. The increase during the quarter was primarily due the recognition of a gain the sale of a bank administrative office that was no longer being used.
Non-interest Expense
Total non-interest expense for the second quarter 2026 was $13.7 million, an increase of $0.7 million, or 5.4%, from the prior quarter, and an increase of $1.4 million, or 11.7%, from the prior year quarter.
The second quarter 2026 efficiency ratio was 60.66% compared to 64.29% and 62.32% for the prior quarter and prior year quarter, respectively. The improvement in the current quarter compared to the prior year quarter was primarily due to higher net interest margin and an increase in non-interest income.
Loans
Loans held for investment decreased $37.8 million, or 2.6%, to $1.42 billion as of June 30, 2026 compared to March 31, 2026, and decreased $46.5 million, or 3.2% from June 30, 2025.
Investments
Investments increased $25.4 million, or 12.0%, to $236.2 million as of June 30, 2026 compared to March 31, 2026, and increased $6.8 million, or 3.0%, from June 30, 2025.
Asset Quality
Non-performing assets to total loans was 0.53% at June 30, 2026, 0.47% at December 31, 2025, and 0.35% at June 30, 2025. Non-performing assets totaled $7.5 million at June 30, 2026, compared to $6.9 million and $5.2 million at March 31, 2026 and June 30, 2025, respectively. The increase in the current year quarter compared to the prior year quarter was due to an increase in other real estate owned.
In the second quarter 2026, the Company had net loan charge-offs of $0.14 million, or 0.04% annualized, of average loans, compared to net loan charge-offs of $0.06 million, or 0.02% of average loans, and $0.05 million, or 0.01% annualized, of average loans, in the prior quarter and prior year quarter, respectively.
The Company provided a provision for credit losses of $0.2 million for the second quarter 2026 compared to providing a $0.1 million provision in the prior quarter, and releasing a $0.1 million provision for the prior year quarter.
The allowance for credit losses at June 30, 2026 was $20.7 million, or 1.46% of outstanding loans, and 311.50% of non-performing loans. At March 31, 2026, the allowance for credit losses was $20.9 million, or 1.44% of outstanding loans, and 308.25% of non-performing loans. At June 30, 2025, the allowance for credit losses was $21.6 million, or 1.47% of outstanding loans, and 781.24% of non-performing loans. The allowance for credit losses represents management’s best estimate of expected losses inherent in the loan portfolio and is commensurate with risks in the loan portfolio as of June 30, 2026 as determined by management.

Deposits
Total deposits at June 30, 2026 were $1.49 billion, a decrease of $30.1 million, or 2.0%, from March 31, 2026, and a decrease of $29.8 million, or 2.0% annualized, from June 30, 2025. The decrease in deposits at June 30, 2026 as compared to June 30, 2025 was a result of decreases in savings, interest checking, money market accounts and time deposits.
Capital
The Company maintains its “well capitalized” regulatory capital position. At June 30, 2026, capital ratios were as follows: total risk-based capital to risk-weighted assets 16.40%; tier 1 capital to risk-weighted assets 15.15%; common equity tier 1 12.07%; tier 1 leverage 12.91%; and common equity to assets 10.31%.
Pursuant to the Company's Repurchase Plan, management is given discretion to determine the number and pricing of the shares to be purchased under the plan, as well as the timing of any such purchases. The Board of Directors amended the plan on July 29, 2026 to increase the authorized repurchase limit to $10 million. The Company repurchased 12,000 common shares under the repurchase plan during the first six months of 2026 at an average cost of $32.68 per share totaling $0.4 million. As of June 30, 2026, $8.0 million remains available for share repurchases pursuant to the plan.
On July 29, 2026, the Company's Board of Directors approved a quarterly cash dividend of $0.21 per common share, payable October 1, 2026 to shareholders of record at the close of business on September 15, 2026.

[Tables follow]

FINANCIAL SUMMARY
(unaudited)
$000, except per share data

	Three Months Ended
	June 30,	March 31,	June 30,
Statement of income information:	2026	2026	2025
Total interest income	$24,352	$24,394	$23,911
Total interest expense	7,094	7,292	7,769
Net interest income	17,258	17,102	16,142
Provision for (release of) credit losses	238	73	(51)
Non-interest income	5,337	3,101	3,545
Investment securities gains (losses), net	280	5	(1)
Non-interest expense	13,707	13,003	12,269
Pre-tax income	8,930	7,132	7,468
Income taxes	1,604	1,389	1,367
Net income	$7,326	$5,743	$6,101

Earnings per share:
Basic:	$1.06	$0.83	$0.88
Diluted:	$1.06	$0.83	$0.88

		Six Months Ended
		June 30,
Statement of income information:		2026	2025
Total interest income		$48,746	$47,369
Total interest expense		14,386	15,933
Net interest income		34,360	31,436
Provision for (release of) credit losses		311	(391)
Non-interest income		8,477	7,008
Investment securities gains (losses), net		285	(3)
Non-interest expense		26,749	24,768
Pre-tax income		16,062	14,064
Income taxes		2,993	2,580
Net income		$13,069	$11,484

Earnings per share:
Basic:		$1.89	$1.65
Diluted:		$1.89	$1.65

FINANCIAL SUMMARY (continued)
(unaudited)
$000

	As of or for the three months ended
	June 30,	March 31,	June 30,
	2026	2026	2025
Performance Ratios
Return on average assets	1.63%	1.26%	1.36%
Return on average common equity	16.39	13.07	15.85
Net interest margin (FTE)	4.16	4.07	3.89
Efficiency ratio	60.66	64.29	62.32

Asset Quality Ratios
Non-performing loans (a)	$6,655	$6,791	$2,761
Non-performing assets	7,500	6,855	5,186
Net charge-offs	138	58	51
Net charge-offs to average loans (b)	0.04%	0.02%	0.01%
Allowance for credit losses to total loans	1.46	1.44	1.47
Non-performing loans to total loans	0.47	0.47	0.19
Non-performing assets to loans	0.53	0.47	0.35
Non-performing assets to total assets	0.42	0.37	0.28
Allowance for credit losses on loans to non-performing loans	311.50	308.25	781.24

Capital Ratios
Average stockholders' equity to average total assets	9.94%	9.67%	8.56%
Period-end stockholders' equity to period-end assets	10.31	9.45	8.35
Total risk-based capital ratio	16.40	15.84	15.12
Tier 1 risk-based capital ratio	15.15	14.59	13.87
Common equity Tier 1 capital	12.07	11.54	10.82
Tier 1 leverage ratio	12.91	12.34	11.87
(a)Non-performing loans include loans 90-days past due and accruing and non-accrual loans.
(b)Annualized

About Hawthorn Bancshares
Hawthorn Bancshares, Inc., a bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank, which has served families and businesses for more than 160 years. Hawthorn Bank has multiple locations, including in the greater Kansas City metropolitan area, Jefferson City, Columbia, Springfield, and Clinton.
Contact:
Hawthorn Bancshares, Inc.
Brent M. Giles
Chief Executive Officer
TEL: 573.761.6100
www.HawthornBancshares.com

The financial results in this press release reflect preliminary, unaudited results, which are not final until the Company's Quarterly Report on Form 10-Q is filed. Statements made in this press release that suggest the Company's or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the Company's quarterly and annual reports filed with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this communication, and the Company disclaims any obligation to update any forward-looking statement or to publicly announce the results of any revisions to any of the forward-looking statements included herein, except as required by law.